Exhibit (g)(2)

AMENDED AND RESTATED SUB-INVESTMENT ADVISORY AGREEMENT

AMENDED AND RESTATED SUB-INVESTMENT ADVISORY AGREEMENT dated August 29, 2022, among BlackRock Private Credit Fund, a Delaware statutory trust (the “Fund”), BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser has agreed to furnish investment advisory services to the Fund, which has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser wishes to retain the Sub-Adviser to provide it with certain sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of the Fund;

WHEREAS, the amended and restated investment advisory agreement between the Adviser and the Fund, dated August 29, 2022 (such agreement or the most recent successor agreement between such parties relating to advisory services to the Fund is referred to herein as the “Advisory Agreement”), contemplates that the Adviser may appoint a sub-adviser to perform investment advisory services with respect to the Fund; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.             Appointment. The Adviser hereby appoints the Sub-Adviser to act as sub-advisor with respect to the Fund and the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.             Services of the Sub-Adviser. Subject to the succeeding provisions of this section, the oversight and supervision of the Adviser and the direction and control of the Board of Trustees of the Fund, the Sub-Adviser will perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Adviser: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as the Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (b) arranging, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund’s investments, (d) assisting the Adviser in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Fund, and (f) maintaining the books and records as are required to support the Fund’s investment operations. At the request of the Adviser, the Sub-Adviser will also, subject to the oversight and supervision of the Adviser and the direction and control of the Board of Trustees of the Fund, provide to the Adviser or the Fund any of the facilities and equipment and perform any of the services described in Section 1 of the Advisory Agreement. In addition, the Sub-Adviser will keep the Fund and the Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Adviser believes appropriate for this purpose. The Sub-Adviser will periodically communicate to the Adviser, at such times as the Adviser may direct, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale is effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Adviser may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. The Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objective, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Fund’s Prospectus and the resolutions of the Fund’s Board of Trustees.

3.            Covenants.

(a)           In the performance of its duties under this Agreement, the Sub-Adviser shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act, and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust (the “Declaration”) and By-Laws of the Fund, as such documents are amended from time to time; (iv) the investment objective and policies of the Fund as set forth in its Registration Statement on Form N-2; and (v) any policies and determinations of the Board of Trustees of the Fund.

(b)          In addition, the Sub-Adviser will:

(i)          place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Adviser or the Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser and the Sub-Adviser to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to the Adviser, the Sub-Adviser or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Adviser may select brokers and dealers with which it or the Fund is affiliated;

(ii)         maintain books and records with respect to the Fund’s securities transactions and will render to the Adviser and the Fund’s Board of Trustees, such periodic and special reports as they may request;

(iii)        maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Adviser makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s accounts are customers of the commercial department of its affiliates; and

(iv)       treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

4.            Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.            Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund as the case may be and further agrees to surrender promptly to the Fund, any such records upon the Fund’s request as the case may be. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Adviser).

6.            Agency Cross Transactions. From time to time, the Sub-Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Sub-Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without the advisory client’s consent. This is because in a situation where the Sub-Adviser is making the investment decision (as opposed to a brokerage client who makes his or her own investment decisions), and the Sub-Adviser or an affiliate is receiving commissions from one or both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Sub-Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits the Sub-Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Fund authorizes the Sub-Adviser or its affiliates to participate in agency cross transactions involving an Account. The Fund may revoke its consent at any time by written notice to the Sub-Adviser.

7.           [Reserved]

8.            Compensation.

(a)           For that portion of the Fund for which the Sub-Adviser acts as sub-advisor, the Advisor agrees to pay to the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for all services rendered by the Sub-Advisor pursuant to this Agreement, an annual fee in arrears in an amount equal to 0.16% of the average daily value of the “Managed Assets” of the Fund allocated to the Sub-Adviser. “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes).

(b)           For purposes of this Agreement, the Managed Assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Board of Trustees of the Fund for calculating the value of the Fund’s assets or delegating such calculations to third parties.

9.            Duty of Care and Loyalty. Except as otherwise required by law, none of the Sub-Adviser, or any its affiliated persons, directors, officers, employees, shareholders, managers, members, assigns, representatives or agents (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) shall be liable, responsible or accountable in damages or otherwise to the Fund, any shareholder or any other person for any loss, liability, damage, settlement cost, or other expense (including reasonable attorneys’ fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by such Indemnified Person (other than solely in such Indemnified Person’s capacity as a shareholder, if applicable) in connection with the establishment, management or operations of the Fund or the management of its assets (including those in connection with serving on boards of directors of, or creditors’ committees for, any Investment); provided that the foregoing exculpation shall not apply to any act or failure to act that arises out of the bad faith, misconduct, willful misfeasance, negligence or reckless disregard of an Indemnified Person’s duty to the Fund or such shareholder, as the case may be (such conduct, “Disabling Conduct”). Subject to the foregoing, all such Indemnified Persons shall look solely to the assets of the Fund for satisfaction of claims of any nature arising in connection with the affairs of the Fund. If any Indemnified Person is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, such Indemnified Person shall not, on account thereof, be held to any personal liability.

10.          Indemnification.

(a)           To the fullest extent permitted by applicable law, each of the Indemnified Persons shall be held harmless and indemnified by the Fund (out of its assets and not out of the separate assets of any shareholder) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such Indemnified Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnified Person may be or may have been involved as a party or otherwise (other than as authorized by the Trustees, as the plaintiff or complainant) or with which such Indemnified Person may be or may have been threatened, while acting in such Person’s capacity as an Indemnified Person, except with respect to any matter as to which such Indemnified Person shall not have acted in good faith in the reasonable belief that such person’s action was in the best interest of the Fund or, in the case of any criminal proceeding, as to which such Indemnified Person shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that an Indemnified Person shall only be indemnified hereunder if (i) such Indemnified Person’s activities do not constitute Disabling Conduct and (ii) there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such Indemnified Person is entitled to indemnification or, (b) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (the “Disinterested Non-Party Trustees”) that the Indemnified Person is entitled to indemnification, or (2) if such quorum is not obtainable or even if obtainable, if a majority so directs, independent legal counsel in a written opinion that concludes that the Indemnified Person should be entitled to indemnification. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Person as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Person was authorized by a majority of the Trustees. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the succeeding paragraph (c) below.

(b)           Notwithstanding anything to the contrary herein, the Fund shall not provide any indemnification of any person acting as a broker-dealer for the Fund, or an Indemnified Person pursuant to paragraph (a) above, for any liabilities arising from or out of an alleged violation of federal or state securities laws by such Indemnified Person unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnified Person, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Person or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Person and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

(c)           The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation by the Indemnified Person of the Indemnified Person’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he or she is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the Indemnified Person shall provide adequate security for his or her undertaking, (ii) the Fund shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification. Notwithstanding the above, the Fund shall not make advance payments in connection with the expenses of defending any action against an Indemnified Person with respect to which indemnification might be sought hereunder if such action against an Indemnified Person was commenced by at least 66 2/3% of the outstanding common shares of the Fund that are not held by affiliated persons of the Sub-Adviser.

(d)          The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which he or she may be lawfully entitled.

(e)          Each Indemnified Person shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Fund, upon an opinion of counsel, or upon reports made to the Fund by any of the Fund’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Fund, regardless of whether such counsel or other person may also be a Trustee.

(f)           Notwithstanding the above, the Fund shall not indemnify an Indemnified Party with respect to any losses arising out of an action or claim brought against the Fund by an Indemnified Party.

11.     Conflicts of Interest and Prohibited Activities.

(a)          The Sub-Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.

(b)          The Sub-Adviser shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions; or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws, including the Omnibus Guidelines Statement of Policy adopted by the North American Securities Administrators Association on March 29, 1992 and as amended on May 7, 2007 and from time to time (the “NASAA Omnibus Guidelines”).

(c)           The Sub-Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any Person engaged to sell shares of the Fund’s stock or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of normal sales commissions for selling or distributing the Fund’s common stock.

(d)           The Sub-Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other entity. However, nothing in this subsection shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Fund’s funds are protected from the claims of other programs and creditors of such programs.

(e)           The Sub-Adviser may not cause the merger of the Fund without the concurrence of the vote of the holders of a majority of the then outstanding shares of the Fund entitled to vote on the matter.

(f)            All Front End Fees (as defined in the Declaration) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering and sale of the Fund’s shares, regardless of the source of payment. Any reimbursement to the Sub-Adviser or any other person for deferred Organizational and Offering Expenses (as defined in the Declaration), including any interest thereon, if any, will be included within this 18% limitation.

(g)           The Sub-Adviser shall cause the Fund to commit at least 82% of the gross proceeds of any offering and sale of the Fund’s shares towards the investment or reinvestment of assets and reserves. The remaining proceeds may be used to pay Front End Fees.

12.          Duration and Termination.

(a)           This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Fund’s Board of Trustees or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)           Notwithstanding the foregoing, this Agreement may be terminated by the Fund or the Adviser at any time, without the payment of any penalty, upon giving the Sub-Adviser 60 days’ notice (which notice may be waived by the Sub-Adviser), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Trustees of the Fund in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Sub-Adviser on 60 days’ written notice (which notice may be waived by the Fund and the Adviser), and will terminate automatically upon any termination of the Advisory Agreement between the Fund and the Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

(c)           Subject to the requirements of the 1940 Act, upon termination of this Agreement the Fund may, but is not required to, terminate the Sub-Adviser’s interest, if any, in the Fund’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Sub-Adviser’s interest, determined by agreement of the terminated Sub-Adviser and the Fund, which method of payment to the terminated Sub-Adviser must be fair and must protect the solvency and liquidity of the Fund, consistent with Section II.E.3 of the NASAA Omnibus Guidelines. If the Fund and the Sub-Adviser cannot agree upon the amount of such payment, if any, the parties will submit to binding arbitration which cost will be borne equally by the Sub-Adviser and the Fund.

13.          Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

14.          Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

15.           Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

16.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

17.          Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:	/s/ John Perlowski
Name: John Perlowski
Title: Managing Director

BLACKROCK CAPITAL INVESTMENT ADVISORS, LLC

By:	/s/ Laurence Paredes
Name: Laurence Paredes
Title: Managing Director

BLACKROCK PRIVATE CREDIT FUND

By:	/s/ Rajneesh Vig
Name: Rajneesh Vig
Title: Chief Executive Officer